Letter Agreement

October 1, 2023

Russell Investments Fund Services, LLC

1301 Second Avenue

18th Floor

Seattle, Washington 98101

Re: Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Investment Company (“RIC”) and Russell Investments Fund Services, LLC (“RIFUS”) dated June 1, 2016, as amended (the “Agreement”). RIC advises you that it is has liquidated the Unconstrained Total Return Fund and changed the name of the Multifactor Bond Fund to the Long Duration Bond Fund and that Exhibit A of the Agreement is hereby amended to reflect these changes.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Kari Seabrands
Kari Seabrands
Treasurer, Chief Financial Officer and Chief Accounting Officer

Accepted and Agreed this 1st day of October, 2023:

RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/ Kari Seabrands
Kari Seabrands
President